SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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KB HOME

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KB HOME

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NOTICE OF 2007
KB Home Annual
Meeting of Stockholders
and Proxy Statement

Notice of Annual Meeting of Stockholders
Proxy Statement
Corporate Governance and Board Matters
Proposal 1: Election of Directors
Proposal 2: Approval of an Amendment to the Amended Certificate of Incorporation of KB Home to Declassify the Board of Directors and Provide for the Annual Election of Directors
Proposal 3: Approval of an Amendment to the Amended Certificate of Incorporation of KB Home to Eliminate its “Fair Price” Provision and Related Supermajority Vote Requirements
Proposal 4: Ratification of Independent Registered Public Accounting Firm
Proposal 5: Stockholder Proposal
Proposal 6: Stockholder Proposal
Proposal 7: Stockholder Proposal
Ownership of KB Home Securities
Management Development and Compensation Committee Report on Executive Compensation
KB Home Common Stock Price Performance
Employment Agreements, Change in Control Arrangements, Retirement and Death Benefit Plans
Executive Compensation
Audit and Compliance Committee Report
Independent Auditor Fees and Services
Other Matters

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

Jeffrey T. Mezger
President and Chief Executive Officer

March 5, 2007
Dear Fellow Stockholder:
Your officers and directors join me in inviting you to attend the Annual Meeting of Stockholders of KB Home at 9:00 a.m. Pacific Daylight Time on April 5, 2007 in the Garden Room at the Hotel Bel-Air, 701 Stone Canyon Road, in Los Angeles, California.
The matters expected to be acted on at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to specific agenda items, by attending the Annual Meeting you will have an opportunity to hear about our plans for the future and to meet your officers and directors.
We look forward to seeing you on April 5.
Sincerely,
/s/ Jeffrey T. Mezger

Jeffrey T. Mezger
President and Chief Executive Officer

Notice of Annual Meeting
of Stockholders

Time and Date:	9:00 a.m. Pacific Daylight Time on Thursday, April 5, 2007.

Location:	Garden Room, Hotel Bel-Air, 701 Stone Canyon Road, Los Angeles, California.

Items of Business:	(1)	Elect three Class III Directors, each to serve for a three-year term, and one Class I Director, to serve for a one-year term;

	(2)	Vote on an amendment to the Amended Certificate of Incorporation of KB Home to declassify the Board of Directors and provide for the annual election of Directors;

	(3)	Vote on an amendment to the Amended Certificate of Incorporation of KB Home to eliminate its “fair price” provision and related supermajority voting requirements;

	(4)	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007;

	(5)	Consider three stockholder proposals, if properly presented at the meeting; and

	(6)	To transact any other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date:	You can vote if you were a stockholder of record on February 14, 2007.

If you attend the Meeting:	If you plan to attend the meeting, you may be asked to present photo identification and you may be accompanied by only one guest. If you hold your shares in a brokerage or similar account (in “street name”), you will need to bring a statement reflecting the shares you owned on February 14, 2007.

Proxy Voting:	Whether or not you expect to attend the meeting, please promptly complete and return the Proxy Card or voting instruction card you received to ensure that your shares will be represented. If available to you, you may also vote by using the telephone number or via the Internet web site address printed on your Proxy Card or voting instruction card.

Annual Report:	Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2006, including audited financial statements, are being mailed to stockholders concurrently with this Proxy Statement. It is anticipated that the mailing will commence on or about March 5, 2007.
By Order of The Board of Directors,
/s/ William A. Richelieu

William A. Richelieu
Assistant Corporate Secretary
Los Angeles, California
March 5, 2007

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
Proxy Statement
for
Annual Meeting of Stockholders
To Be Held April 5, 2007

General Information
Why did I receive this Proxy Statement?
   Your Board of Directors is furnishing this Proxy Statement to you to solicit your proxy to be voted at our 2007 Annual Meeting of Stockholders. The Annual Meeting is scheduled for Thursday, April 5, 2007, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Can I attend the Annual Meeting?
   You are cordially invited to attend the Annual Meeting. Please note, however, that you may be subject to a security check and that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. Also, due to space constraints, you may be accompanied by only one guest.
Who is entitled to vote at the Annual Meeting?
   Only holders of record of the 89,374,122 shares of our Common Stock outstanding at the close of business on February 14, 2007 will be entitled to vote at the Annual Meeting. Each holder of our Common Stock is entitled to one vote for each share held. Our Grantor Stock Ownership Trust, established to assist us in meeting certain of our obligations to employees under our employee benefit plans, held 12,337,882 shares of our Common Stock for voting purposes as of February 14, 2007. These shares will be voted by the trustee of the Grantor Stock Ownership Trust in accordance with instructions received from employees who participate in certain of our employee benefit plans. There is no right to cumulative voting.
Who is a “Holder of Record”?
   If your shares of our Common Stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered the “holder of record” of those shares. If your shares are held in a stock brokerage account or by a financial institution or other holder of record, you are considered the beneficial owner of those shares held in “street name.”

How do I vote?
   If you are a beneficial owner, you have the right to instruct your broker, financial institution or other holder of record on how to vote your shares by using the voting instruction card you received from them or by following their respective telephone and/or Internet voting instructions.
   If you are a holder of record, you may vote by mail, by telephone or via the Internet, as described below.
   Mail. Please promptly complete and return your Proxy Card in the postage-paid envelope provided.
   Telephone. Please call the toll-free telephone number listed on your Proxy Card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your Proxy Card available when you call.
   Internet. Please visit the Internet web site address listed on your Proxy Card. As with telephone voting, procedures have been established to verify your identity and to confirm your voting instructions. Please have your Proxy Card available when you visit the Internet web site address.
   Telephone and Internet voting will be available to holders of record 24 hours each day until 11:59 p.m. Eastern Daylight Time on April 4, 2007. If you use the toll-free telephone number or the Internet to provide your proxy voting instructions, you do not need to mail in your Proxy Card.
   Revoking Your Proxy Vote. If you are a holder of record, you may revoke the proxy voting instructions you make by mail, by telephone or via the Internet at any time prior to the exercise of those instructions at the Annual Meeting by delivering a revocation in writing to us in care of the Corporate Secretary, KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024.
   If you are a beneficial owner, you may submit new voting instructions by contacting your broker, financial institution or other holder of record. You may also vote in person at the Annual Meeting as described in the next paragraph.
   In Person at the Annual Meeting. Whether you are a holder of record or a beneficial owner, you may vote in person at the Annual Meeting, even if you have previously provided proxy voting instructions by mail, by telephone or via the Internet. If you are a holder of record, you may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares of our Common Stock, you must obtain a legal proxy from your broker, bank or other holder of record and present it with your ballot to be able to vote in person at the Annual Meeting.
What are the voting requirements to elect the Director nominees and to approve each of the proposals in this Proxy Statement?
   Under the laws of the State of Delaware, where we are incorporated, stockholders may take action at the Annual Meeting by voting their shares as described above, provided a quorum is present. At least a majority of the outstanding shares entitled to vote must be present or represented at the Annual Meeting to establish a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of establishing a quorum.
   A “broker non-vote” arises when a broker, financial institution or other holder of record that holds shares in street name does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on a particular item. Per current New York Stock Exchange rules, bro-

kers have discretionary authority to vote on the election of directors, each of the management proposals to amend our Amended Certificate of Incorporation and the ratification of the appointment of our independent registered public accounting firm. Brokers do not, however, have discretionary authority to vote on the stockholder proposals in this Proxy Statement. Accordingly, broker non-votes will not be considered entitled to vote for those proposals and will have no effect on the outcome.
   All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the proxy instructions given.
   Because a proxy confers discretionary authority to vote upon other matters that may properly come before the Annual Meeting, shares represented by valid proxies will be voted in accordance with the judgment of Jeffrey T. Mezger, President and Chief Executive Officer, and William A. Richelieu, Assistant Corporate Secretary, who are the persons named as proxies on the Proxy Cards for holders of record, or their duly authorized designees.
   Where no instruction is made on a signed Proxy Card with respect to any item submitted to a vote, such shares will be voted for the election as Directors of the four individuals named under “Election of Directors” on pages 13-15 below, for each of the management proposals to amend our Amended Certificate of Incorporation discussed on pages 20-23 below, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007 discussed on page 24 below and against the three stockholder proposals in this Proxy Statement, if properly presented at the Annual Meeting, discussed on pages 25-32 below.
   Election of Directors. The affirmative vote of a plurality of the votes present or represented at the Annual Meeting is required to elect each Director nominee. Accordingly, the Director nominee with the most votes for a particular board seat will be elected to that seat. You may vote “for” all Director nominees or you may “withhold” your vote with respect to one or more of the Director nominees. Abstentions will not be counted.
   Under our Governance Principles, any Director elected to the Board of Directors at the Annual Meeting in an uncontested election with less than the affirmative vote of a majority of shares present in person or represented by proxy shall promptly tender his or her resignation to the Chair of the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will then promptly evaluate all relevant factors and recommend to the full Board whether to accept the resignation or, if appropriate, to adopt another course of action to remedy the underlying cause(s) of the election result. Subject to any applicable legal or regulatory requirements, the Board shall within 90 days following certification of the stockholder vote decide whether to accept the resignation, reject the resignation or, if appropriate, reject the resignation but adopt measures designed to address the underlying cause(s) of the election result. A full explanation of the Board’s decision will be publicly disclosed in a periodic or current report filed with the Securities and Exchange Commission. A Director who tenders his or her resignation because he or she was elected in an uncontested election with less than a majority of the shares present or represented at an Annual Meeting and any non-independent Director will not participate in these deliberations and decisions. As part of the new corporate governance initiatives discussed on page 5 below, the Board of Directors has resolved to move our mandatory majority voting policy from our Governance Principles to our Bylaws.

   Other Proposals in this Proxy Statement. The affirmative vote of not less than 80% of the outstanding shares of our Common Stock is required to approve each of the management proposals to amend our Amended Certificate of Incorporation. The affirmative vote of a majority of the shares of our Common Stock present or represented at the Annual Meeting and entitled to vote is required both to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007 and to approve each of the stockholder proposals in this Proxy Statement, if properly presented at the Annual Meeting. You may vote “for,” “against,” or “abstain” with respect to any of these proposals. Abstentions will have the same effect as an “against” vote.
Are the Notice of Annual Meeting, Proxy Statement and the 2006 Annual Report on Form 10-K available online?
   Yes. The Notice of Annual Meeting, this Proxy Statement and the 2006 Annual Report on Form 10-K may be viewed or downloaded from our website at: http://www.kbhome.com/investor.
Who will pay for this proxy solicitation?
   We will pay the entire cost of soliciting proxies. In addition to use of the mail, proxies may be solicited by our officers, Directors and other employees by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. We have hired Georgeson Inc., a professional soliciting organization, to assist in proxy solicitation and in distributing proxy materials to institutions, brokerage houses, custodians, nominees and other fiduciaries. For these services, we will pay Georgeson a fee of $8,500.
Who will count the vote?
   Representatives of our transfer agent, Mellon Investor Services LLC, will count the votes and act as independent inspectors of election.

Corporate Governance and Board Matters

Role of the Board
   The Board of Directors is elected by the stockholders to oversee the management of our business and to assure that the long-term interests of our stockholders are being served.
Recent Corporate Governance Initiatives
   The Board of Directors has recently taken a number of actions to strengthen our corporate governance, including:

•	Creating the position of independent Non-Executive Chairman of the Board and initiating a search to fill this position;

•	Appointing Kenneth M. Jastrow, II to serve as independent Lead Director until the Non-Executive Chairman position is filled;

•	Dissolving the Executive Committee of the Board of Directors, effective in April 2007;

•	Initiating a comprehensive review of our compensation programs and practices;

•	Approving a resolution to declassify the Board of Directors, which is being presented to stockholders for their approval at the Annual Meeting;

•	Approving a resolution to eliminate the “fair price” provision and related supermajority voting requirements from our Amended Certificate of Incorporation, which is being presented to stockholders for their approval at the Annual Meeting;

•	Resolving to move our mandatory majority voting for Directors policy from our Governance Principles to our Bylaws;

•	Creating the positions of Chief Compliance Officer and Risk Assessment Officer, each of which will report to the Audit and Compliance Committee of the Board of Directors as well as to senior executive management, and initiating a search to fill these positions;

•	Resolving to conduct a comprehensive internal review of our compliance environment upon the engagement of a Chief Compliance Officer;

•	Adopting an Equity-Based Award Grant Policy to improve the policies and procedures governing our equity compensation practices; and

•	Resolving to review our Director and executive stock ownership guidelines and assess Board compensation.
   The Board cannot declassify the Board of Directors or eliminate the “fair price” provision and related supermajority voting requirements from our Amended Certificate of Incorporation without first obtaining the affirmative vote of at least 80% of the outstanding shares of our Common Stock. We are therefore presenting Proposals 2 and 3 for your consideration at the Annual Meeting, as further described on pages 20-23 below.
Director Qualifications
   We believe that our Directors should possess the highest personal and professional ethics, integrity, judgment and values, and be committed to representing the long-term interests of our stockholders. Directors should also have an inquisitive and objective perspective, and be able and willing to dedicate the time necessary to Board and Committee service.

   The Nominating and Corporate Governance Committee of the Board of Directors regularly assesses the skills and characteristics of current and potential Directors in view of the perceived needs of the Board at the time an assessment is made and may consider the following attributes, among others:

•	Personal qualities, accomplishments and reputation in the business community;

•	Financial literacy, financial and accounting expertise and significant business, academic or government experience in leadership positions or at senior policy-making levels;

•	Geographical representation in areas relevant to our business;

•	Diversity of background and personal experience;

•	Fit of abilities and personality with those of current and potential Directors in building a Board that is effective, collegial and responsive to the needs of our business; and

•	Independence and an absence of conflicting time commitments.
Director Independence
   We believe that a substantial majority of our Directors should be independent. A Director is deemed to be independent if he or she does not have any direct or indirect material commercial or charitable relationship with us based on all relevant facts and circumstances. The Board of Directors makes independence determinations annually based on information supplied by Directors and other sources, and on the prior review and recommendation of the Nominating and Corporate Governance Committee.
   The Board’s Director independence determinations are guided by certain standards which are set forth in our Governance Principles and are consistent with New York Stock Exchange listing standards.
   The Board has determined that all currently incumbent Directors and Director nominees are independent under the Board’s Director independence standards, except Jeffrey T. Mezger, our President and Chief Executive Officer. In addition, the Board has determined that all Committees of the Board, except the Executive Committee, which did not regularly meet in the 2006 fiscal year, are entirely composed of independent Directors within the meaning of New York Stock Exchange listing standards and Securities and Exchange Commission rules. The Executive Committee was comprised of Dr. Ray R. Irani and Luis G. Nogales, who are both independent, and Mr. Mezger.
Governance Principles
   In addition to containing our Director independence standards, our Governance Principles provide the framework within which we conduct our business and pursue strategic goals. Our Governance Principles are regularly reviewed by the Nominating and Corporate Governance Committee, and the full Board approves changes as appropriate.
Ethics Policy
   We expect all of our Directors and employees to follow the highest ethical standards when representing KB Home and our interests. To this end, all employees, including senior executive management and Directors, must abide by our Ethics Policy. Our Ethics Policy is reviewed regularly by the Audit and Compliance Committee of the Board of Directors, and the full Board approves changes as appropriate. Our Ethics Policy was amended on September 15, 2006.

Board Meetings, Membership and Attendance
   The Board held seven meetings in our 2006 fiscal year. As of the date of this Proxy Statement, the Board has 11 members.
   All Directors are expected to attend our Annual Meetings. All Directors who were serving at the time attended the 2006 Annual Meeting, which was held on April 6, 2006, except for J. Terrence Lanni.
   Each Director attended at least 75% of all Board meetings and of all meetings of the Committees on which he or she served in our 2006 fiscal year, except for Leslie Moonves.
Board Committees
   In our 2006 fiscal year, the Board had four standing Committees: Audit and Compliance; Management Development and Compensation; Nominating and Corporate Governance; and Executive. Each standing Committee assists the Board in fulfilling its responsibilities, as described below.
   The chart below shows the standing Committees of the Board, the current members of those Committees and the number of meetings each standing Committee held during the 2006 fiscal year.

			Management	Nominating and
	Audit and		Development and	Corporate
Name of Director	Compliance		Compensation	Governance	Executive

Independent Directors
Ronald W. Burkle	X			X
Timothy W. Finchem	X			X
Dr. Ray R. Irani			X *		X	*
Kenneth M. Jastrow, II(a)				X †
James A. Johnson(b)			X	X *
J. Terrence Lanni			X	X
Melissa Lora	X
Michael G. McCaffery	X	*		X
Leslie Moonves			X
Luis G. Nogales	X		X		X
Employee Director(c)
Jeffrey T. Mezger					X
Number of Meetings in Fiscal 2006	10	(d)	3	3	1

X = Member * = Chair † = Lead Director

(a)	Mr. Jastrow was elected as the independent Lead Director of the Board of Directors on November 12, 2006.

(b)	Mr. Johnson served as the Presiding Director of the Board of Directors during the 2006 fiscal year until November 12, 2006.

(c)	Mr. Bruce Karatz served as our Chairman and Chief Executive Officer through November 12, 2006. During his tenure on our Board of Directors, Mr. Karatz also served on the Executive Committee. On November 12, 2006, the Board of Directors elected Jeffrey T. Mezger to the Board and to the Executive Committee of the Board and as our President and Chief Executive Officer.

(d)	Includes quarterly conference calls with management to review our earnings releases prior to their release.

   Shown below are the standing Committees of the Board and the members of those Committees effective April 5, 2007.

		Management	Nominating and
	Audit and	Development and	Corporate
Name of Director	Compliance	Compensation	Governance

Independent Directors
Ronald W. Burkle	X		X
Timothy W. Finchem	X	X
Dr. Ray R. Irani		X
Kenneth M. Jastrow, II			X †
James A. Johnson			X
J. Terrence Lanni		X *
Melissa Lora	X		X
Michael G. McCaffery	X *	X
Leslie Moonves			X *
Luis G. Nogales	X	X
Employee Director
Jeffrey T. Mezger

X = Member * = Chair † = Lead Director

   Audit and Compliance Committee. The Audit and Compliance Committee represents and assists the Board in fulfilling its responsibilities for oversight of our:

•	accounting and reporting practices, including the quality and integrity of our financial statements and reports;

•	internal control over financial reporting and disclosure controls and procedures;

•	audit process, including our independent registered public accounting firm’s qualifications, independence, retention, compensation and performance, and the performance of our internal audit department; and

•	compliance with legal and regulatory requirements and management of matters in which we have or may have material liability exposure.
   The Audit and Compliance Committee also oversees the preparation of a report for inclusion in the annual proxy statement and is charged with the duties and responsibilities listed in its Charter. The report of the Audit and Compliance Committee is included in this Proxy Statement on page 51 below.
   The Board has determined that each current member of the Audit and Compliance Committee is independent under our Governance Principles, New York Stock Exchange listing standards and Securities and Exchange Commission rules. The Board has also determined that each current member of the Audit and Compliance Committee is financially literate under New York Stock Exchange listing standards, and that Ms. Lora qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules.
   In August 2006, a Subcommittee of the Audit and Compliance Committee was established to conduct a review of our past stock option grant practices in conjunction with independent legal counsel. This Subcommittee met 20 times in fiscal 2006. Mr. Finchem, Ms. Lora and Mr. McCaffery constituted this Subcommittee.
   Management Development and Compensation Committee. The Management Development and Compensation Committee represents and assists the Board in fulfilling its responsibilities for oversight of:

•	the compensation of corporate and division officers, including the determination of the nature and amount of awards to be granted under our employee compensation plans; and

•	our efforts to attract, develop and promote qualified executives.
   The Management Development and Compensation Committee also oversees the preparation of a report on executive compensation for inclusion in the annual proxy statement and is charged with the duties and responsibilities listed in its Charter. The report of the Management Development and Compensation Committee is included in this Proxy Statement beginning on page 37 below.
   In addition to being independent under our Governance Principles and New York Stock Exchange listing standards, the Board has determined that each current member of the Management Development and Compensation Committee is a “non-employee director” under Securities and Exchange Commission rules and an “outside director” under Section 162(m) of the Internal Revenue Code.
   No member of the Management Development and Compensation Committee was part of a “compensation committee interlock” during our 2006 fiscal year as described under Securities and Exchange Commission rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.”
   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee represents and assists the Board in fulfilling its responsibilities to:

•	shape and monitor the implementation of our governance policies and practices;

•	identify and investigate individuals qualified to become Board members, consistent with criteria approved by the Board, and recommend proposed nominees for Board membership;

•	assess the Board’s size, operations, structure, needs and effectiveness by, among other things, reviewing and making recommendations as to the membership, purpose and functions of Board Committees and overseeing the annual evaluation of the Board’s and its Committees’ respective performance; and

•	establish and from time to time adjust non-employee Director compensation and benefits in accordance with, among other things, the compensation guidelines set forth in our Governance Principles.
   The Nominating and Corporate Governance Committee also reviews and makes recommendations to the full Board on proposed changes to our Amended Certificate of Incorporation and Bylaws, periodically assesses and recommends action with respect to our stockholder rights plan and other stockholder protections, reviews and approves or ratifies (as applicable) transactions in which we participate and in which certain related parties have a material interest, and is charged with the other duties and responsibilities listed in its Charter.
   The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under our Governance Principles and New York Stock Exchange listing standards.
   Executive Committee. The Executive Committee met once in our 2006 fiscal year and acted periodically by written consent. As part of the new corporate governance initiatives discussed on page 5 above, the Board of Directors has voted to dissolve the Executive Committee effective April 5, 2007.
Executive Sessions of Independent Directors
   The independent Directors have met in executive session without management present as part of the Board’s regularly scheduled meetings, and will continue to do so. Any independent Director can request additional executive sessions. Until November 12, 2006, Mr. Johnson served as the Board’s Presiding Director and scheduled and chaired executive sessions. Since November 12, 2006, the independent Lead Director of the Board of Directors, currently Mr. Jastrow, is responsible for scheduling and chairing the executive sessions.
Communications with the Board
   You may write to the Board or to any of the independent Directors in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024. The Corporate Secretary or the Assistant Corporate Secretary reviews all such written correspondence promptly upon receipt and will forward it, as they determine is appropriate, to a Committee Chair, to an individual Director and/or to the Lead Director. Directors who receive such correspondence determine, individually or with other Directors and/or senior executive management, whether and how to respond.

Consideration of Director Candidates
   The Nominating and Corporate Governance Committee is responsible for identifying and evaluating Director candidates on the Board’s behalf. Director candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.
   Stockholders may recommend a candidate for the Nominating and Corporate Governance Committee’s consideration by submitting the candidate’s name and qualifications to us in care of the Corporate Secretary at the address listed above under the heading “Communications with the Board.” Candidates recommended by stockholders will be evaluated in the same manner as candidates recommended by any other person.
Director Compensation
   Only non-employee Directors receive compensation for their Board and Committee service. Non-employee Directors are compensated on a “Director Year” basis, which is the period between Annual Meetings. Accordingly, the “2006 Director Year” commenced on April 6, 2006, the date of our 2006 Annual Meeting, and will conclude on April 4, 2007, the date before our 2007 Annual Meeting.
   Non-employee Director compensation is currently provided under our Non-Employee Directors Stock Plan (the “Director Plan”).
   The Director Plan provides each non-employee Director with an annual cash retainer of $80,000 and an annual grant of 4,000 deferred “Stock Units.” A “Stock Unit” is a contract right to receive a cash payment equal to the fair market value of a share of our Common Stock.
   Annual Retainer. Each non-employee Director may receive the annual cash retainer in quarterly installments of $20,000 paid out over the course of a Director Year.
   Under the Director Plan, each non-employee Director may elect to receive the annual cash retainer in Stock Units or in Stock Options. If a Director elects to receive the annual cash retainer in Stock Units, the Stock Units are granted at the beginning of each Director Year at a value of 120% of the cash value of the retainer on the day of grant.
   If a non-employee Director elects to receive Stock Options in lieu of the annual cash retainer, the Stock Options are granted at the beginning of each Director Year and will have an exercise price equal to the closing price of our Common Stock on the New York Stock Exchange on the date of grant. The number of Stock Options granted is equal to four times the number of shares of our Common Stock that can be acquired with the amount of the annual retainer based on the closing price of our Common Stock on the date of grant.
   Stock Options granted to a non-employee Director under the Director Plan are fully vested when granted, but cannot be exercised until the earlier to occur of (a) the Director’s acquisition and continued ownership of at least 5,000 shares of our Common Stock or (b) the date the Director ceases to serve on our Board. These Stock Options have a term of fifteen years, although they must be exercised within one year of the date the Director ceases to serve on our Board.
   Annual Stock Unit Grant. Each non-employee Director receives an annual grant of 4,000 Stock Units at the beginning of each Director Year. A Director may elect to receive the annual Stock Unit grant in Stock Options, as described above.

   Non-employee Directors are paid the equivalent of cash dividends on their Stock Units when cash dividends are paid on shares of our Common Stock. The amount of these cash dividend equivalent payments is equal to the number of Stock Units held multiplied by the amount of the cash dividend paid on a share of our Common Stock. Stock Units granted to a non-employee Director under the Director Plan are paid out in cash when the Director leaves the Board, and the amount paid is equal to the number of Stock Units held multiplied by the closing price of our Common Stock on the last business day before the payment date.
   Committee Chair Retainer. At the beginning of each Director Year, the Chair of the Audit and Compliance Committee receives an additional annual retainer of 1,000 Stock Units, and each Chair of the other Board Committees receives an annual retainer of 600 Stock Units. A Committee Chair may elect to receive the Chair Stock Unit grant in Stock Options as described above.
   Cash Election. Although the Director Plan provides the non-employee Directors with the option to receive payout of any Stock Units and Stock Options in shares of our Common Stock, all non-employee Directors have elected to receive payouts of currently outstanding stock-based awards granted to them under the Director Plan in cash.
   Directors Legacy Program. Under our Directors Legacy Program we will make a charitable donation on each Director’s behalf of up to $1,000,000. Each donation can be allocated to up to five qualifying institutions or organizations of the Director’s choice upon his or her death. Directors vest in the full donation in five equal annual installments of $200,000, and therefore must serve on the Board for five consecutive years to be able to donate the maximum amount.
   The Board of Directors has elected to close the Directors Legacy Program to new participants, and any future Directors will not be eligible to participate.
Copies of Governance Principles, Ethics Policy and Board Committee Charters
   Copies of our Governance Principles, Ethics Policy and all Board Committee Charters can be viewed on and downloaded from our website at http://www.kbhome.com/investor. Stockholders may request free print copies of our Governance Principles, Ethics Policy and Board Committee Charters by writing to the Corporate Secretary at the address listed above under the heading “Communications with the Board.”

Proposals to be Voted on
Proposal 1:
Election of Directors

    At the Annual Meeting, the Board of Directors will present as nominees and recommend to stockholders that each of Messrs. Burkle, Moonves and Nogales be elected as Class III Directors to serve for a three-year term ending at the 2010 Annual Meeting, and that Dr. Irani be elected as a Class I Director to serve for a one-year term ending at the 2008 Annual Meeting. Each nominee is currently a Director, is standing for re-election, has consented to being nominated and has agreed to serve as a Director if elected. Should any of these nominees become unable to serve as a Director prior to the Annual Meeting, the persons named on the enclosed Proxy Card will, unless otherwise directed, vote for the election of such other person as the Board of Directors may recommend in place of such nominee. Although Dr. Irani has reached the retirement age for Directors under our Corporate Governance Principles, the Board believes it is in our and our stockholders’ best interests that Dr. Irani continues to serve on the Board until the 2008 Annual Meeting.
Vote Required
   The election of each Director nominee will require the affirmative vote of a plurality of shares of Common Stock present or represented at the Annual Meeting.
   Your Board recommends a vote FOR the election to the Board of each of the following nominees. A brief summary of each nominee’s principal occupation, recent professional experience and their directorships at other public companies, if any, is provided below.

Ron Burkle, age 54, is the founder and managing partner of The Yucaipa Companies, a private investment firm based in Southern California. Yucaipa specializes in acquisitions, mergers and management of large retail, manufacturing and distribution companies. Mr. Burkle has served as Chairman of the Board and controlling shareholder of numerous companies including Alliance Entertainment, Dominick’s, Fred Meyer, Ralphs and Food4Less. He is currently a member of the board of Occidental Petroleum Corporation, Yahoo! Inc. and Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary. He has been a Director of the Company since 1995.

Dr. Ray R. Irani, age 72, is Chairman, President and Chief Executive Officer of Occidental Petroleum Corporation. He joined Occidental in 1983 as Chairman and Chief Executive Officer of Occidental Chemical Corporation, an Occidental subsidiary, and as Executive Vice President of Occidental. In 1984 he was elected to the Board of Directors of Occidental and was named President and Chief Operating Officer. He assumed the responsibilities of Chairman and Chief Executive Officer in 1990, and the additional position of President in 2005. Dr. Irani was Chairman of the Board of Directors of Canadian Occidental Petroleum Ltd., an Occidental affiliate, from 1987 to 1999. Dr. Irani is a director of Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary. Dr. Irani has been a Director of the Company since 1992.

Leslie Moonves, age 57, is President and Chief Executive Officer and a Director of CBS Corporation and most recently was Co-President and Co-Chief Operating Officer of Viacom, which title he held from June 2004 to December 2005. Mr. Moonves previously served as President and Chief Executive Officer of CBS from 1998 to 2004, and served as its Chairman from 2003 to 2005, with responsibility for UPN since January 2002. He joined CBS in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television from 1993, when Warner Bros. and Lorimar Television combined operations. From 1989 to 1993, he was president of Lorimar Television. Mr. Moonves joined the Board in 2004.

Luis G. Nogales, age 63, is the Managing Partner of Nogales Investors, LLC, a private equity investment firm. He was Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997, President of Univision Communications, Inc., from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a director of Edison International, Southern California Edison, Arbitron, and Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary. Mr. Nogales has been a Director of the Company since 1995.

   Listed below are our other incumbent Directors and their respective principal occupations, business affiliations and other information for at least the past five years.

Timothy W. Finchem, age 59, has been Commissioner of the PGA TOUR since 1994. He joined the TOUR staff as Vice President of Business Affairs in 1987, and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem served in the White House as Deputy Advisor to the President in the Office of Economic Affairs in 1978 and 1979, and in the early 1980’s, co-founded the National Marketing and Strategies Group in Washington, D.C. He joined the Board in May 2005 and his current term expires in 2008.

Kenneth M. Jastrow, II, age 59, has been Chairman and Chief Executive Officer of Temple-Inland Inc. since 2000. Prior to that, Mr. Jastrow served as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998, and as Chief Financial Officer of Temple-Inland from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation. He joined the Board in December 2001 and was elected Lead Director in November 2006. His current term expires in 2009.

James A. Johnson, age 63, has been Vice Chairman of Perseus LLC, a merchant banking and private equity firm, since 2001. In 2000, Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. Mr. Johnson was employed by Fannie Mae from 1990 through 1999, where he served as Vice Chairman in 1990, Chairman and Chief Executive Officer from 1991 through 1998 and Chairman of the Executive Committee of the Board in 1999. He serves on the boards of Target Corporation, UnitedHealth Group, The Goldman Sachs Group, Inc., and Temple-Inland Inc. Mr. Johnson has been a member of the Board of Directors since 1992 and his current term expires in 2008.

J. Terrence Lanni, age 63, has been Chairman of MGM MIRAGE since July 1995, and Chief Executive Officer from June 1995 to December 1999, and since March 2000. Before joining MGM MIRAGE, Mr. Lanni was President and Chief Operating Officer of Caesars World, Inc. from April 1981 to February 1995. Mr. Lanni has been a Director of the Company since 2003 and his current term expires in 2008.

Melissa Lora, age 44, is the Chief Financial Officer of Taco Bell Corp., a position that she has held since 2001. Ms. Lora joined Taco Bell Corp. in 1987 and has held various positions throughout the company, most recently acting as Regional Vice President and General Manager from 1998 to 2000 for Taco Bell’s operations throughout the Northeastern United States. Ms. Lora joined the Board of Directors in April 2004 and her current term expires in 2009.

Michael G. McCaffery, age 53, is the Chief Executive Officer of Makena Capital Management. From 2000 to 2006, Mr. McCaffery was President and CEO of the Stanford Management Company (SMC), which was established in 1991 to manage Stanford University’s financial and real estate investments. Previous to joining SMC, Mr. McCaffery was President and Chief Executive Officer of Robertson Stephens Investment Bankers from January 1993 to December 1999, and also served as Chairman from January 2000 to December 2000. Mr. McCaffery is a director of the Lucile Salter Packard Children’s Hospital, Thomas Weisel Partners Group, Inc., Western Technology Ventures, Savvian, LLC and RS Investment Trust, and is a member of the Advisory Boards of Accel Ventures, Silver Lake Partners, Stanford University’s Graduate School of Business and Princeton University’s Bendheim Institute of Finance. Mr. McCaffery was elected to the Board of Directors in 2003, and his current term expires in 2009.

Jeffrey T. Mezger, age 51, has been President and Chief Executive Officer of the Company since November 2006. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as the Executive Vice President and Chief Operating Officer of the Company, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in the Company’s southwest region, including Division President, Phoenix Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined the Company in 1993 as president of the Antelope Valley Division in Southern California. Mr. Mezger is a member of the executive board of the USC Lusk Center for Real Estate and is on the Policy Advisory Board for the Harvard Joint Center for Housing Studies. He is also a member of the NAHB High Production Builders Council and has served as an officer on numerous boards of the NAHB. Mr. Mezger is a director of Kaufman & Broad SA, the Company’s publicly-traded French subsidiary. Mr. Mezger has been a Director of the Company since November 2006, and his current term expires in 2009.

Proposal 2:
Approval of an Amendment to the Amended Certificate of Incorporation of KB Home to Declassify the Board of Directors and Provide for the Annual Election of Directors

    The Board of Directors has recently taken a number of actions to strengthen our corporate governance. These initiatives are discussed on page 5 above. As part of these initiatives, the Board of Directors proposes to amend our Amended Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of Directors.
   Our current Amended Certificate of Incorporation divides the Board of Directors into three classes, and provides that each Director be elected for three-year terms within his or her respective class. The action described above would amend the Amended Certificate of Incorporation to eliminate these classes and provide for the annual election of Directors.
   Although the current classification of Directors has served KB Home well, the Board believes approval of the proposed amendment, as described below, will enhance KB Home’s corporate governance and will bring KB Home’s method of electing Directors in line with many U.S. public companies.
Proposed Amendment
   To implement this proposal, the Board has adopted resolutions approving and declaring the advisability of amending our Amended Certificate of Incorporation, subject to stockholder approval, as follows:

RESOLVED, that the Amended Certificate of Incorporation of KB Home be amended to declassify the Board of Directors and provide for the annual election of directors and for this purpose each of Paragraph (c) and Paragraph (d) of Article Fifth thereof shall be struck out in its entirety and will be replaced with the following new Paragraph (c) of Article Fifth:

FIFTH: (c) Except as provided herein or in the Corporation’s Bylaws, or as permitted by the General Corporation Law of the State of Delaware, the directors shall be elected at each annual meeting of stockholders. Each director so elected shall hold office until his or her term expires and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. After the annual meeting of stockholders in 2007, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders; provided, that nothing in this paragraph (c) of Article Fifth will shorten the term of any director elected at or prior to the annual meeting of stockholders in 2007.
   This proposal requires the approval of at least 80% of all outstanding shares of our Common Stock. If this proposal is not approved, the current classified structure will remain in place.
Declassification Process
   If this proposal is approved, the declassification of the Board of Directors will occur as follows:

(a) the Directors elected at this Annual Meeting and all incumbent Directors will continue to serve the remainder of their respective terms; and

(b) beginning with the 2008 Annual Meeting, Directors will be elected annually, so that by the 2010 Annual Meeting all Directors will be elected annually.
   In addition, if this proposal is approved by stockholders, the Board will undertake to amend KB Home’s Bylaws to eliminate the Board classification provisions contained therein, which follow those currently contained in our Amended Certificate of Incorporation.
Vote Required
   Approval of the proposed amendment to our Amended Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding shares of our Common Stock.
   Your Board recommends a vote FOR the approval of the proposed amendment to our Amended Certificate of Incorporation.

Proposal 3:
Approval of an Amendment to the Amended Certificate of Incorporation of KB Home to Eliminate its “Fair Price” Provision and
Related Supermajority Vote Requirements

    The Board of Directors has recently taken a number of actions to strengthen our corporate governance. These initiatives are discussed on page 5 above. As part of these initiatives, to enhance KB Home’s corporate governance, the Board of Directors proposes to amend our Amended Certificate of Incorporation to eliminate its “fair price” provision. If stockholders approve this proposal and the above proposal to amend our Amended Certificate of Incorporation to declassify the Board and provide for the annual election of directors, our Amended Certificate of Incorporation would no longer contain any provisions that require a supermajority vote of stockholders (i.e., 80% of all outstanding capital stock) to undertake corporate actions or transactions.
   The Board believes approval of the proposed amendment, as described below, will bring KB Home in line with many U.S. public companies, where actions requiring stockholder approval can be made by holders of a majority of our outstanding stock.
The “Fair Price” Provision
   Article Eighth of our Amended Certificate of Incorporation, which is sometimes referred to as a “fair price” provision, requires the affirmative vote of the holders of not less than 80% of our outstanding capital stock to approve certain transactions involving any person or group that beneficially owns an aggregate of 20% or more of our outstanding capital stock (a “Related Person”).
   The current 80% supermajority approval requirement of Article Eighth applies to the following transactions between a Related Person and KB Home:

•	any merger or consolidation of KB Home or a KB Home subsidiary;

•	any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of KB Home (including without limitation any voting securities of a subsidiary) or a KB Home subsidiary;

•	a voluntary liquidation or dissolution of KB Home;

•	any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or other security device, of all or any substantial part of the assets of a Related Person;

•	certain issuances of any securities of KB Home or a KB Home subsidiary other than the issuance on a pro rata basis to all holders of stock of the same class pursuant to a stock split or stock dividend; and

•	any transaction that would have the effect directly or indirectly of increasing the voting power of a Related Person.
   The 80% supermajority approval requirement does not apply to transactions (a) approved by two-thirds of the Continuing Directors (directors who were directors prior to the time the Related Person became a Related Person), or (b) in which the cash or fair market value of the property, securities or other consideration to be received by stockholders (as determined by two-thirds of the Continuing Directors) is not less than the highest price per share paid at any time by the Related Person (as determined by two-thirds of the Continuing Directors) in acquiring any of its holdings of KB Home capital stock, inclusive of brokerage commissions, transfer taxes, fees and other costs paid in connection with such purchases.
Effect of Eliminating the “Fair Price” Provision
   The repeal of Article Eighth will have two primary effects on stockholder voting. First, those transactions covered by Article Eighth that would otherwise require a stockholder vote under the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of our outstanding stock present or represented at a stockholder meeting, rather than an 80% supermajority vote.
   Second, since the 80% supermajority vote requirement would no longer apply, the Board of Directors would be able to effect, without obtaining stockholder approval, those transactions covered by Article Eighth that do not otherwise require stockholder approval under Delaware law.
   KB Home will continue to be subject to Section 203 of the Delaware General Corporation Law without regard to whether the proposed amendments are approved. Section 203 provides, in general, that a transaction constituting a “business combination” within the meaning of Section 203 involving a person owning 15% or more of our voting stock (referred to as an “interested stockholder”), cannot be completed for a period of three years after the date the person became an interested stockholder unless (a) the Board approved either the business combination or the transaction that resulted in the person becoming an interested stockholder prior to such business combination or transaction, (b) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of our outstanding voting stock (excluding shares owned by persons who are directors and also officers of KB Home and shares owned by certain KB Home employee benefit plans), or (c) the business combination was approved by the Board and by the affirmative vote of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.
Proposed Amendment
   To implement this proposal, the Board has adopted resolutions approving and declaring the advisability of amending our Amended Certificate of Incorporation, subject to stockholder approval, as follows:

RESOLVED, that the Amended Certificate of Incorporation of KB Home be amended to eliminate its fair price provision and related supermajority voting requirements, and for this purpose Article Eighth thereof shall be struck out in its entirety and the remaining Articles of the Amended Certificate of Incorporation will be renumbered sequentially as appropriate.
Vote Required
   Approval of the proposed amendment to our Amended Certificate of Incorporation will require the affirmative vote of at least 80% of the outstanding shares of our Common Stock.
   Your Board recommends a vote FOR the approval of the proposed amendment to our Amended Certificate of Incorporation.

Proposal 4:
Ratification of Independent Registered Public Accounting Firm

    The Audit and Compliance Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending November 30, 2007. During our 2006 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit related services. See “Independent Auditor Fees and Services” on page 52 below. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, to make a statement.
   Although not required by our charter or Bylaws, we are seeking stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit and Compliance Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the Audit and Compliance Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Vote Required
   Approval of the ratification of the appointment of Ernst & Young LLP as our independent public accounting firm for the fiscal year ending November 30, 2007 requires the affirmative vote of the majority of shares of Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting.
   Your Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007.

Proposal 5:
Stockholder Proposal

    The International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, N.W., Washington, D.C. 20001, the beneficial owner of 1,758 shares of our Common Stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below, along with the recommendation of our Board of Directors that you vote AGAINST the proposal. We accept no responsibility for the accuracy of the proposal or the proponent’s supporting statement.
Stockholder Proposal
   RESOLVED: The shareholders of KB Home urge the Board of Directors to adopt a policy under which senior executives and directors commit to hold throughout their tenure at least 75 percent of all KB Home shares that they obtain by exercising stock options or receiving other equity-based compensation. The board shall implement this policy in a manner that does not violate any existing employment agreement or equity compensation plan. In adopting such a policy, it is requested that the Compensation Committee of the Board of Directors shall report to stockholders regarding the adoption of such a policy and other information relevant to the proposal, before the KB Home 2008 annual meeting.
Proponent’s Supporting Statement
   The role of equity-based executive compensation has come under close scrutiny in recent years, inasmuch as stock options can provide incentives to senior executives that differ from the interests of stockholders. Option grants promise executives all of the gain of share price increases with none of the risk of share price declines. Thus, option grants can encourage actions to boost short-term performance.
   This resolution proposes to align the interest of directors and senior executives more closely with the interest of shareholders by asking KB Home to adopt a policy that its directors and senior executives will hold throughout their tenure at least 75 percent of the KB Home shares that they obtain by exercising options or receiving other equity-based compensation. This policy, which is similar to one adopted at Cooper Industries, thus seeks to decouple equity compensation for senior executives and directors from short-term price movements, to encourage an emphasis on longer-term gains, and to give directors and executives some flexibility with respect to their holdings.
   We view this reform as necessary, particularly in light of the recent events such as KB Home’s October 10, 2006 disclosure that it improperly accounted for stock option grants awarded to corporate officers (including CEO Bruce Karatz) and may need to restate previous earnings as a result. This follows the Company’s confirmation in August that it was the subject of an SEC investigation regarding stock-option grants. Even if these past stock-option grants and transactions were entirely lawful, these practices raise serious governance concerns and suggest that senior executives may be operating on a short-term horizon.
   We believe that it is reasonable for KB Home to ask its senior executives and directors to ensure and to demonstrate their confidence in the Company’s future, and increased accountability, by requiring them to hold on to 75% of their equity-based compensation for the duration of their tenure at KB Home.
   We urge you to vote FOR this resolution.

Recommendation of the Board of Directors AGAINST the Proposal
   Your Board of Directors recommends a vote AGAINST this proposal.
   The Board, which oversees non-employee Director and executive compensation, shares the proponent’s view that equity compensation and mandatory equity ownership for executives and non-employee Directors promotes accountability and encourages them to enhance stockholder value. For this reason, KB Home already requires its executives and Directors to own significant amounts of its Common Stock, and has done so for years.
   Executive Stock Ownership Requirements. Executives must own stock with a value equal to a certain multiple of their base salary. This multiple increases with seniority. Currently, the ownership target for most senior executives is 5 times their base salary. The current President and Chief Executive Officer must own 10 times his base salary. Executives who are subject to a stock ownership requirement may not sell or otherwise dispose of any shares of stock they obtain through the exercise of stock options or awards of restricted stock until they have met their respective ownership targets, except to cover stock option exercise costs and tax withholding obligations. Most executives who are subject to a stock ownership requirement hold stock well above their respective ownership targets. As of February 14, 2007, the Named Executive Officers (as described on page 33 below) exceeded their respective ownership targets by an average of over 300%, and the President and Chief Executive Officer held stock with a value of approximately 15 times his base salary.
   Non-Employee Director Stock Ownership Requirements. Each non-employee Director must own at least 5,000 shares of stock or stock equivalents within 3 years of joining the Board. As described under “Director Compensation” on pages 11-12 above, non-employee Directors cannot receive payment for any Stock Option awards they obtain under the Director Plan until they reach and maintain their ownership target or leave the Board of Directors. In addition, except for a change of control of KB Home, non-employee Directors may not receive payment for any Stock Unit awards they obtain under the Director Plan until they leave the Board.
   Over the years, these stock ownership requirements have contributed to an ownership culture at KB Home with a close alignment of stockholder and management interests focused on creating long-term stockholder value.
   At the same time, however, KB Home’s stock ownership requirements were carefully designed to strike the right balance between management ownership and management compensation. No stock ownership policy should hinder KB Home’s ability to attract, motivate and retain high-quality management talent at a reasonable cost. KB Home’s continued ability to do so is critical to its and its stockholders’ long-term success.
   The proposed stock retention requirement does not strike the right balance. Perversely, while this proposal supposedly seeks to promote equity ownership, it would actually make equity compensation less attractive for both our executives and Directors and for KB Home. The proposal reduces the benefits of equity compensation to our executives and Directors by:

•	Severely limiting our executives’ ability to diversify their personal assets, which are already heavily weighted in KB Home stock.

•	Requiring our executives and Directors to spend significantly more of their own funds to pay exercise prices and associated taxes incurred on the exercise or vesting of equity compensation.

•	Making it more difficult for our executives to make estate planning and charitable giving arrangements.

   This proposal similarly reduces the benefits of equity compensation to KB Home by:

•	Mandating a “one size fits all” approach that prevents us from requiring a range of target ownership levels based on position, seniority, salary level and other relevant factors.

•	Undermining the retention value of our equity compensation programs by making it more attractive for executives exercising vested options to do so after leaving KB Home, when they would no longer be subject to the proposed stock retention requirement.
   This proposal would make it more difficult and costly to attract, motivate and retain management talent. Of the eleven companies we consider to be our most direct operational peers, only one reports maintaining a share retention requirement, and that retention requirement applies only with respect to net shares obtained from stock option exercises and only until covered executives reach their respective stock ownership targets. The rest report no retention requirement at all. In order to compete with these companies for management talent, KB Home would likely need to pay additional compensation to offset the burdens this proposal would impose on the ability of its executives and Directors to realize value from equity compensation. The Board believes the loss of talent and/or higher compensation costs likely triggered by this proposal would hurt KB Home’s ability to create long-term stockholder value. Accordingly, your Board recommends that you vote AGAINST this proposal.
Vote Required
   Approval of this stockholder proposal requires the affirmative vote of the majority of shares of Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. However, the proposal is a request to the Board of Directors to consider a matter. If the proposal passes, the Board may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.

Proposal 6:
Stockholder Proposal

    The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, the beneficial owner of 400 shares of our Common Stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below, along with the recommendation of our Board of Directors that you vote AGAINST the proposal. We accept no responsibility for the accuracy of the proposal or the proponent’s supporting statement.
Stockholder Proposal
   RESOLVED, that the shareholders of KB Home (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).
   This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.
Proponent’s Supporting Statement
   We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock that vest only after meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.
   Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. This asymmetrical incentive structure can reward executives for share price volatility, a measure of investment risk. Stock options can also reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.
   Leading investors and regulators have questioned the use of stock options. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as “really a royalty on the passage of time.” Former Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the “infectious greed” of the 1990s because “they failed to properly align the long-term interests of shareholders and managers.” In August our Company announced an informal SEC inquiry into KB Home’s stock option grants.
   Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term sharehold-

ers, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.
   Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis – it shouldn’t be just a giveaway.” Former SEC Chairman Richard Breeden has stated that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.”
Recommendation of the Board of Directors AGAINST the Proposal
   Your Board of Directors believes this proposal does not serve the best interests of KB Home or its stockholders and recommends a vote AGAINST it.
   Executive compensation at KB Home is overseen by the Board of Directors through the Management Development and Compensation Committee (“Compensation Committee”). The Compensation Committee consists exclusively of independent Directors who, with the assistance of independent compensation consultants and other advisors, make decisions they believe are in the best interests of KB Home and our stockholders. We have long supported the concept of performance-based incentive arrangements for senior executives. In particular, we believe that the incentive programs for our senior executives should be determined within a framework based on the achievement of designated financial and other targets. Furthermore, we believe that executive compensation should be designed to attract, motivate and retain talented executives responsible for our success.
   We believe that we have already implemented a flexible compensation program for senior executives that links compensation to performance. We believe that adopting a policy that requires a significant portion of future equity compensation grants to senior executives to automatically be performance-vesting restricted stock would put us at a competitive disadvantage by severely restricting the Compensation Committee’s discretion to select from among those compensation vehicles that best compensate our senior executives while advancing our long-term success and enhancing stockholder value.
   We also believe that time-vesting stock options are inherently performance-based compensation vehicles, since their eventual value to the recipient is directly linked to the price of our stock, which is largely driven by company performance.
   Performance-vesting awards have become more popular and the Compensation Committee may consider this trend among the various alternatives for long-term equity incentive compensation. However, we believe that it is in the best interests of our stockholders to allow the Compensation Committee the flexibility and discretion to use and introduce all available compensation and equity incentive tools as appropriate, based on the circumstances and information available at the time and after consultation with its independent advisors. This proposal would unduly limit the Compensation Committee’s flexibility and undercut its compensation philosophy by requiring that a significant portion of equity compensation be in one particular form.
   Given these concerns about performance-vesting shares, the Board believes this proposal would not be in the best interests of KB Home or its stockholders. Accordingly, your Board recommends a vote AGAINST this proposal.

Vote Required
   Approval of this stockholder proposal requires the affirmative vote of the majority of shares of Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. However, the proposal is a request to the Board of Directors to consider a matter. If the proposal passes, the Board may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.

Proposal 7:
Stockholder Proposal

    The Trowel Trades S&P 500 Index Fund, 1776 Eye Street, N.W., 5th Floor, Washington, D.C. 20006, the beneficial owner of 2,377 shares of our Common Stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below, along with the recommendation of our Board of Directors that you vote AGAINST the proposal. We accept no responsibility for the accuracy of the proposal or the proponent’s supporting statement.
Stockholder Proposal
   RESOLVED: that the shareholders of KB Home (the “Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid by the executive.
Proponent’s Supporting Statement
   In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.
   We believe requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.
   For those reasons, we urge shareholders to vote for this proposal.
Recommendation of the Board of Directors AGAINST the Proposal
   Your Board recommends a vote AGAINST this proposal because it would impair KB Home’s ability to attract and retain high-caliber executive talent, and, as a result, could inhibit KB Home’s ability to create long-term stockholder value.
   The Board, through its Management Development and Compensation Committee, takes seriously its duty to provide independent oversight of KB Home’s compensation practices to ensure that they enhance long-term stockholder value. To achieve this goal, KB Home strives to design compensation programs and packages that will attract, motivate and retain quality executives whose skills and abilities will enable KB Home to outperform its competitors in the homebuilding industry.

   Severance agreements are a common and appropriate component of the compensation programs and packages that KB Home offers from time to time to certain executives to remain competitive in the market for executive talent against peer homebuilding companies and other similar-sized public companies. Severance agreements also serve an important role in motivating executives to focus on maximizing KB Home’s performance and stockholder value when significant strategic transactions are being considered.
   When offered, KB Home tailors severance agreements to a specific individual’s unique skills and abilities or to the responsibilities and duties associated with a particular executive position, or both, taking into account competitors’ severance offerings. As a result, the severance agreements KB Home offers may provide different levels and types of benefits, and may use a variety of measures to calculate benefits, in order to meet the demands of a particular individual and the market.
   This proposal runs counter to the dynamics associated with severance agreements and would make it impractical and costly for KB Home to offer or to implement them. The wide scope of the proposal’s definition of “benefits” and the indeterminate nature of some of those “benefits” – such as potential “gross up” tax liability and estimated present values of “special retirement provisions” – would likely create uncertainty about whether a particular severance agreement would require stockholder approval. As such, KB Home would likely need to call special stockholders meetings for each severance agreement it proposes to offer or has offered to a current or a potential executive to ensure compliance with this proposal.
   This would cause KB Home to incur significant and unnecessary additional expense to reach agreements on compensation with existing or potential future executives. It would also inject delay and uncertainty into the process that would likely distract existing executives and dissuade potential future executives from joining KB Home if they can reach these agreements on compensation with competitors without having to first seek stockholder approval. The alternative, to not offer severance agreements to existing and potential future executives, would make KB Home a less attractive employer for such individuals relative to its peers and other public companies.
   For the reasons discussed above, this proposal would likely place KB Home at a competitive disadvantage in attracting, motivating and retaining talented executives who are critical to KB Home’s and its stockholders’ future success. Accordingly, your Board recommends that you vote AGAINST this proposal.
Vote Required
   Approval of this stockholder proposal requires the affirmative vote of the majority of shares of Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. However, the proposal is a request to the Board of Directors to consider a matter. If the proposal passes, the Board may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.

Ownership of KB Home Securities

Ownership of Directors and Management
   The following table lists, as of February 14, 2007, (i) the beneficial ownership of our Common Stock by each Director, each Director nominee and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) individually, and by all current Directors and executive officers as a group; and (ii) the holdings of each of our non-employee Directors of Stock-Based Awards (including Stock Option and Stock Unit awards), as granted to them under the Director Plan, as described on pages 11-12 above. Based on each Director’s election, the non-employee Directors will receive cash payouts for the outstanding Stock-Based Awards granted to them under the Director Plan.
   Except as stated in footnote (c) below, beneficial ownership is direct and the person indicated has sole voting and investment power over his or her shares. No current Director, Director nominee or executive officer owns more than 1.0% of our Common Stock, other than Mr. Mezger, who owns approximately 2.0%. Bruce Karatz, who served as our Chairman and Chief Executive Officer through November 12, 2006, may beneficially own as much as 5.1% of our Common Stock. However, the nature and extent of his rights to certain outstanding stock options and shares of restricted Common Stock granted to him during his tenure is subject to both a court order preventing Mr. Karatz from exercising his stock options and a Tolling Agreement between us and Mr. Karatz, and has not been determined, as further described in the footnotes below. As a group, all of our Directors, Director nominees and current executive officers own in the aggregate approximately 3.0% of our Common Stock.

	Amount and Nature of	Holdings of Stock-Based
Non-Employee Directors	Beneficial Ownership (a – c)	Awards under Director Plan (d)

Ronald W. Burkle	1,000	174,935
Timothy W. Finchem	—	7,129
Dr. Ray R. Irani	10,000	96,801
Kenneth M. Jastrow, II	—	31,191
James A. Johnson	—	192,501
J. Terrence Lanni	—	19,379
Melissa Lora	2,027	17,415
Michael G. McCaffery	—	55,270
Leslie Moonves	—	17,415
Luis G. Nogales	7,400	52,513

	Amount and Nature of	Holdings of Stock-Based
Named Executive Officers	Beneficial Ownership (a – c)	Awards under Director Plan (d)

Jeffrey T. Mezger	1,821,465	N/A
Domenico Cecere	259,883	N/A
Robert Freed	145,503	N/A
William R. Hollinger	250,262	N/A
Kelly Masuda	42,029	N/A
Bruce Karatz	4,528,183	N/A
All Directors, Director nominees and current executive officers as a group (16 people)	2,591,743	664,549

(a)	Included are shares of Common Stock subject to acquisition within 60 days of February 14, 2007 through the exercise of stock options granted under our employee benefit plans in the following amounts: Mr. Mezger 1,428,940; Mr. Cecere 240,134; Mr. Freed 55,066; Mr. Hollinger 164,058; Mr. Masuda 35,001; and all current executive officers as a group 1,967,867. As of February 14, 2007, the Company and Mr. Karatz have not agreed on the nature and extent of Mr. Karatz’s rights in the outstanding stock options granted to him. Immediately prior to Mr. Karatz’s departure as our Chairman and Chief Executive Officer, 2,658,120 shares of our Common Stock were subject to acquisition within 60 days through the exercise of stock options granted to him.

(b)	Included are awards of shares of restricted Common Stock in the following amounts: Mr. Mezger 175,493; Mr. Cecere 12,665; Mr. Freed 43,904; Mr. Hollinger 4,900; Mr. Masuda 3,000; and all current executive officers as a group 246,962. As of February 14, 2007, the Company and Mr. Karatz have not agreed on the nature and extent of Mr. Karatz’s rights in the shares of restricted Common Stock granted to him. Immediately prior to Mr. Karatz’s departure as our Chairman and Chief Executive Officer, he held 1,613,282 shares of restricted Common Stock.

(c)	Included are beneficially owned shares of Common Stock held in certain trusts as follows: Immediately prior to Mr. Karatz’s departure as our Chairman and Chief Executive Officer, he held the Common Stock he beneficially owned in a trust of which he was the sole trustee and sole beneficiary and over which he exercised sole voting and investment power; and Ms. Lora holds 2,027 shares of our Common Stock in a trust in which she and her spouse are trustees and sole beneficiaries and over which they jointly exercise voting and investment power.

(d)	Included are Stock Option awards and Stock Unit awards granted under the Director Plan in the following amounts: Mr. Burkle 141,615, 33,320; Mr. Finchem 0, 7,129; Dr. Irani 37,628, 59,173; Mr. Jastrow 0, 31,191; Mr. Johnson 143,957, 48,544; Mr. Lanni 0, 19,379; Ms. Lora 0, 17,415; Mr. McCaffery 46,069, 9,201; Mr. Moonves 0, 17,415; and Mr. Nogales 2,130, 50,383. Our executive officers are not eligible to receive Stock-Based Awards under our Director Plan.

Beneficial Owners of More Than Five Percent of our Common Stock
   Except as stated above or in the footnotes, the information below shows each person or entity known to us as of February 14, 2007 to be the beneficial owner of more than five percent of our Common Stock:

	Amount and Nature		Percent
	of Beneficial		of
Name and Address of Beneficial Owner	Ownership		Class

KB Home Grantor Stock Ownership Trust, Wachovia Bank, N.A., as Trustee, Institutional Trust and Retirement Services 101 North Main Street Winston-Salem, North Carolina 27150	12,337,882	(a)	13.8%

Marsico Capital Management, LLC 1200 17th Street, Suite 1600 Denver, Colorado 80202	8,250,187	(b)	9.2%

FMR Corp. and Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109	6,967,654	(c)	7.8%

Jeffrey L. Gendell 55 Railroad Avenue Greenwich, Connecticut 06830	6,036,188	(d)	6.8%

(a)	The KB Home Grantor Stock Ownership Trust, Wachovia Bank, N.A., as Trustee (the “GSOT”) holds all of the shares reported above pursuant to a trust agreement in connection with the prefunding of certain of our obligations to employees under our employee benefit plans. Both the GSOT and the Trustee disclaim beneficial ownership of the shares reported. The Trustee has no discretion over the manner in which the shares held by the GSOT are voted. The trust agreement for the GSOT provides that, as of any given record date, employees who hold unexercised options under our employee equity compensation plans will determine the manner in which shares of our Common Stock held in the GSOT are voted.

The Trustee will vote the shares of our Common Stock held in the GSOT in the manner directed by those eligible employees who submit voting instructions for the shares. The number of shares as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the Trustee. Employees who are also Directors are excluded from voting; accordingly, Mr. Mezger may not direct the vote of any shares in the GSOT. If all eligible employees submit voting instructions to the Trustee, the other Named Executive Officers who are employed by the Company at the date of the Annual Meeting will have the right to vote the following share amounts (which, for each eligible Named Executive Officer, include both the stock options reported above in the “Beneficial Ownership of Directors and Management” table and stock options granted to them under our employee benefit plans that do not vest within 60 days of February 14, 2007): Mr. Cecere 1,288,711;

Mr. Freed 353,171; Mr. Hollinger 904,656; Mr. Masuda 231,227; and all current executive officers as a group (excluding Mr. Mezger) 3,055,244. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and will not be disclosed to any person, including to us.

(b)	The stock holding information reported in the table above and in this footnote is based solely on an amendment to Schedule 13G dated February 13, 2007 that Marsico Capital Management, LLC, an investment advisor, filed with the Securities and Exchange Commission to report beneficial ownership as of December 31, 2006. Of the amount reported as beneficially owned, Marsico Capital Management, LLC exercises sole voting power as to 6,913,306 shares and sole dispositive power as to 8,250,187 shares. Marsico Capital Management, LLC does not share voting power as to any of the shares reported.

(c)	The stock holding information reported in the table above and in this footnote is based solely on an amendment to Schedule 13G dated February 14, 2007 that FMR Corp. filed with the Securities and Exchange Commission to report beneficial ownership of FMR Corp. and Mr. Edward C. Johnson 3d, FMR Corp.’s Chairman, as of December 31, 2006. The shares are beneficially owned by the following direct or indirect wholly-owned subsidiaries of FMR Corp.: (i) Fidelity Management & Research Company (6,551,769 shares), (ii) Fidelity Management Trust Company (13,000 shares), (iii) Pyramis Global Advisors LLC (16,700 shares), (iv) Pyramis Global Advisors Trust Company (116,785 shares); and by Fidelity International Limited (269,400 shares), an entity of which Edward C. Johnson 3d is Chairman and in which his family owns an indirect interest. FMR Corp. and Mr. Edward C. Johnson 3d have sole dispositive power as to all of the shares reported, and FMR Corp. has sole voting power as to 378,554 shares.

(d)	The stock holding information reported in the table above and in this footnote is based solely on an amendment to Schedule 13G dated February 13, 2007 that Mr. Gendell, individually, and as managing member of Tontine Management, L.L.C., general partner of Tontine Partners, L.P., and Tontine Overseas Associates, L.L.C., filed with the Securities and Exchange Commission to report beneficial ownership as of December 31, 2006. Mr. Gendell, in his capacity as managing member, directs the operations of each of Tontine Management, L.L.C. and Tontine Overseas Associates, L.L.C. Tontine Management, L.L.C., as general partner, has the power to direct the affairs of Tontine Partners, L.P. Of the amount reported as beneficially owned, Mr. Gendell exercises sole voting and dispositive power with respect to 350,000 shares, and shares voting and dispositive power as to 5,686,188 shares. Of those 5,686,188 shares, (i) Tontine Management, L.L.C. shares voting and dispositive power as to 3,402,409 shares, which shares are directly owned by Tontine Partners, L.P., and (ii) Tontine Overseas Associates, L.L.C. shares voting and dispositive power as to 2,283,779 shares.

Management Development and Compensation
Committee Report on Executive Compensation

Executive Compensation Philosophy and Principles
   The Management Development and Compensation Committee of the Company’s Board of Directors oversees the Company’s executive compensation programs. The Company designs its executive compensation programs around five key principles, which together constitute the Company’s executive compensation philosophy:

•	closely link executive compensation to the creation of stockholder value;

•	promote stock ownership by executives to directly align their interests with stockholder interests;

•	reward contributions that enhance the Company’s business by linking individual performance goals and compensation measures to the achievement of specific business objectives;

•	balance compensation elements to encourage the achievement of both short-term business plans and long-term strategic objectives; and

•	attract, retain and motivate individuals of the highest quality.
   The Company and the Committee continually analyze the Company’s executive compensation programs to ensure they adhere to the above philosophy and are competitive with peer companies.
Compensation of Executive Officers in 2006
   In the 2006 fiscal year, each executive officer of the Company received an annual base salary and annual and long-term incentive compensation, as further described below. Most of the compensation paid to the executive officers was in the form of incentive compensation linked to the achievement of specific short-term and long-term performance objectives by each executive officer, the Company and/or a relevant operational area. Please see the tables under “Executive Compensation” on pages 46-49 below for a detailed presentation of the compensation earned by the Named Executive Officers in the 2006 fiscal year.
   Annual Base Salaries. Annual base salaries are compensation for an executive officer’s ongoing contribution to the performance of the operational area(s) for which he or she is responsible. In keeping with the Company’s compensation philosophy to attract and retain individuals of the highest quality, executive officer base salaries are targeted to be competitive with average base salaries paid to executive officers with comparable responsibilities at peer companies. The Committee reviews analyses by the Company’s Human Resources Department and by outside consultants to ensure that base salaries remain competitive.
   In addition to adjustments made for competitive reasons, the Committee adjusts executive officer base salaries based on its assessment of each executive’s performance and the Company’s overall budgetary guidelines for base salary increases. In the 2006 fiscal year, individual base salary increases averaged 3.5% Company-wide. The base salaries for each of the Named Executive Officers were increased consistent with the foregoing. Some of the Named Executive Officers received additional base salary increases in connection with promotions or to maintain competitiveness with base salaries paid by the Company’s peer homebuilders.

   Annual Incentive Awards. Annual incentive awards are intended to reward executive officers for the achievement of personal performance goals and performance goals as to their respective operational areas and/or the Company’s overall business results. Applicable performance criteria for the 2006 fiscal year were established for each executive officer at the beginning of the year and included pretax profit, unit deliveries, community count, customer satisfaction metrics, debt-to-capital ratios, expense control and other performance hurdles specific to an executive officer’s responsibilities and relevant Company business goals.
   Long-Term Incentive Compensation. Long-term incentive compensation consists of stock option grants, awards of shares of restricted stock and awards of performance units under the Company’s Unit Performance Program (the “UPP”). Ordinarily, the Company makes annual grants of stock options, shares of restricted Common Stock and performance units to executive officers. However, due to a review of the Company’s stock option grant practices by a subcommittee of the Audit and Compliance Committee of the Board of Directors, the Company did not make any annual grants of long-term incentive compensation to executive officers in the 2006 fiscal year. As part of the new corporate governance initiatives discussed on page 5 above, the Committee is reviewing the Company’s executive compensation programs and, as part of its review, may approve grants of long-term incentive compensation to executive officers in the Company’s 2007 fiscal year in recognition of contributions made in the 2006 fiscal year.
   Stock Option Grants. Stock options are granted to executive officers based on a subjective evaluation by the Committee of a recipient’s contribution to the Company’s and/or his or her respective operational area’s performance, as well as peer company practices. Stock options may be granted occasionally to new hires or in connection with promotions. Typically, the Company grants fixed-price stock options that vest in installments of 33% on each anniversary of the date of grant, and, therefore, do not fully vest until 3 years after they are granted. Because the value of stock option awards increase only if the price of the Company’s Common Stock increases after grant, this vesting schedule is intended to motivate executive officers to enhance Company performance and stockholder value over a long-term period. Stock option grants are also intended to promote executive stock ownership.
   Awards of Restricted Stock. Awards of shares of restricted Common Stock are granted to executive officers annually based on similar criteria as annual stock option grants. Typically, the Company grants shares of restricted Common Stock that do not vest until 3 years after they are granted. This vesting schedule is intended to motivate executive officers to enhance Company performance and stockholder value over a long-term period and also serves as a retention tool.
   Performance Units. In October 2005, the Committee awarded performance units for the fiscal 2006-2008 performance period to all executive officers and certain other members of senior management under the UPP, which was first implemented in 1996. Each performance unit provides a payout to a recipient only if specific goals set by the Committee are achieved at the end of a three-year period with respect to the following two performance metrics: (a) the cumulative diluted earnings per share of the Company and (b) the average pretax return on investment of the operations for which the recipient is responsible.
   If applicable performance goals are achieved, the value of a performance unit at the end of the three-year performance cycle depends on the degree to which the performance goals are exceeded and the Committee’s weighting of the two performance metrics at the time the performance unit is awarded. For all performance units awarded to the executive officers for the fiscal 2006-2008 performance period, earnings per share will determine 75% of the value of the award and pretax return on investment will determine the remaining 25%. If a payout is earned, a performance unit may be paid in cash, stock or stock equivalents. Please see “Long-Term Incentive Plans – Awards in Last Fiscal Year” on page 49 below for the performance units awarded to each Named Executive Officer for the fiscal 2006-2008 performance period.
   At the end of the 2006 fiscal year, executive officers earned a cash payout on performance units awarded to them in 2003. The Named Executive Officers received payouts on such performance units as follows: Mr. Mezger $746,250, Mr. Cecere $525,000, Mr. Freed $375,000, Mr. Hollinger $375,000 and Mr. Masuda $37,500.
   Cash Compensation Caps. Beginning in 2003, to promote executive stock ownership and to further motivate executives to improve the Company’s performance on a longer term basis, the Company introduced caps on the amount of annual cash incentive compensation paid to certain executives, and incentive amounts earned in excess of the caps are paid in shares of restricted Common Stock. For the 2006 fiscal year, maximum cash incentive compensation was set at $5,000,000 for Mr. Karatz (pursuant to his Employment Agreement), $2,500,000 for Mr. Mezger, $2,000,000 for Mr. Freed, and $750,000 for Mr. Cecere and Mr. Hollinger. Grants of restricted Common Stock to the Named Executive Officers are set forth in the table entitled “Summary Compensation Table” on pages 46-47 below.
   Stock Ownership Guidelines. In 1998, the Committee adopted an executive stock ownership policy designed to further align the interests of management and stockholders. The policy requires the Named Executive Officers, as well as other senior corporate and divisional managers, to achieve specified ownership levels of the Company’s Common Stock. The policy has been updated from time to time since its adoption. The current target for all executive officers is ownership of Common Stock with a value equal to five times base salary except Mr. Mezger. The target for Mr. Mezger in the 2006 fiscal year was 10 times his base salary. The amount of Common Stock beneficially owned by each of the Named Executive Officers, including Mr. Mezger, far exceeds their respective ownership guidelines.
   Compensation of Chief Executive Officer in 2006. While he served as the Chief Executive Officer in the 2006 fiscal year, Mr. Karatz received $1,185,417 in salary. This amount was in line with the $1,250,000 base salary the Board of Directors approved for Mr. Karatz for the 2006 fiscal year pursuant to his Employment Agreement. Pursuant to a November 2006 Tolling Agreement between the Company and Mr. Karatz, the Company agreed to pay Mr. Karatz the dollar value of all accrued and unpaid vacation benefits based on Mr. Karatz’s base salary and unreimbursed business expenses through the date of his departure. Under the Tolling Agreement, the Company retained and suspended the payment of any other compensation and benefits to Mr. Karatz that may be payable under his Employment Agreement or the Company’s compensation programs, as further described under “Certain Agreements with Mr. Karatz” on page 42 below.
   Mr. Mezger became the Company’s President and Chief Executive Officer in November 2006, replacing Mr. Karatz. Prior to his appointment, Mr. Mezger served as the Company’s Chief Operat-

ing Officer. In the 2006 fiscal year, Mr. Mezger received $568,750 in base salary. Mr. Mezger also received incentive compensation of $4,500,000. Because of the Company’s cash incentive compensation limits, $2,000,000 of Mr. Mezger’s total incentive compensation will be paid to him in the form of shares of restricted Common Stock, as described in footnote (a) to the table on page 46 below. Mr. Mezger did not receive any additional compensation in the 2006 fiscal year for serving as President and Chief Executive Officer.
   In December 2006, the Board of Directors approved an increase in Mr. Mezger’s annual base salary to $1 million.
   Mr. Mezger participates in the KB Home Retirement Plan and the KB Home Death Benefit Only Plan.
Policy on Deductibility of Compensation
   The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code with respect to maintaining federal tax deductibility for all executive compensation, except in circumstances when the Management Development and Compensation Committee believes that such compliance would not be in the best interests of the Company or its stockholders.
   This report is respectfully submitted by the members of the Committee:
Dr. Ray R. Irani, Chairman
Mr. James A. Johnson
Mr. J. Terrence Lanni
Mr. Leslie Moonves
Mr. Luis G. Nogales

KB Home
Common Stock Price Performance

    The graph below compares the cumulative total return of KB Home Common Stock, the S&P Homebuilding Index, the Dow Jones Home Construction Index, and the S&P 500 Index for the last five fiscal year-end periods.
Last Five Fiscal Years

	2001	2002	2003	2004	2005	2006

KB Home	100	134	207	268	431	326
S&P 500 Homebuilding Index	100	120	237	274	398	321
Dow Jones Home Construction Index	100	118	230	262	354	282
S&P 500 Index	100	83	96	108	118	134
   The above graph is based upon the Common Stock and index prices calculated as of the last trading day before December 1st of the fiscal year-end periods presented. Our November 30, 2006 closing Common Stock price on the New York Stock Exchange was $51.69 per share. On February 14, 2007, our Common Stock closed at $54.13 per share. The performance of our Common Stock depicted in the graphs above represents past performance only and is not indicative of future performance. Total return assumes $100 invested at market close on November 30, 2001 in KB Home, the S&P 500 Index, the S&P 500 Homebuilding Index, and the Dow Jones Home Construction Index including reinvestment of dividends.

Employment Agreements, Change in Control Arrangements,
Retirement and Death Benefit Plans

Certain Agreements with Mr. Karatz
   On November 12, 2006, we entered into a Tolling Agreement with Mr. Karatz in connection with the termination of his service as our Chairman and Chief Executive Officer. Under the Tolling Agreement, we and Mr. Karatz reserve all rights under his Employment Agreement and under any stock option, restricted stock, retirement and other benefit plans in which he was a participant. The Tolling Agreement remains in effect and no resolution has been reached as to the matters reserved under its terms. We have made no severance or other payments to Mr. Karatz with respect to the matters reserved. We have agreed to provide Mr. Karatz with medical and dental benefits at least equal to those he would have received if still employed by us until these reserved matters are resolved.
   Mr. Karatz was employed under an Employment Agreement that provided him with a salary (set at $1,250,000 for fiscal 2006) and annual incentive compensation ranging from 1% to 2% of our pretax, pre-incentive income depending on our return on equity for a particular fiscal year. His incentive compensation was paid 75% in cash and 25% in shares of restricted stock, although any cash compensation in excess of $5 million was also paid in shares of restricted Common Stock.
   Mr. Karatz’s Employment Agreement also provided for him to receive a nonqualified retirement benefit equal to 100% of his average base salary during the final three years of his employment, payable for 25 years. In addition, if he was involuntarily terminated without cause or if he voluntarily terminated his employment for good reason, he was entitled to a severance equal to three times the sum of his average annual base salary and incentive compensation for the three fiscal years prior to the date of the termination of his employment.
   If Mr. Karatz retired with the Board’s consent, Mr. Karatz and his family would be entitled to receive medical and dental benefits for Mr. Karatz’s lifetime at least equal to those which would have been provided under our plans, unless he became re-employed and was eligible to receive comparable benefits from another employer. We would also be obligated to provide Mr. Karatz with, or reimburse Mr. Karatz the expenses for, an appropriate office and administrative support commensurate with his former status as our Chief Executive Officer.
   In the event Mr. Karatz’s termination of service was by us for cause, or if it was by him without good reason, all of his unearned rights under the Employment Agreement terminate. The Tolling Agreement mentioned above provides that neither party has made an admission as to the characterization of Mr. Karatz’s termination of service, including whether such termination constituted a “retirement” or other form of termination.
   Mr. Karatz’s termination of service does not affect any advancement of fees or indemnification to which he is otherwise entitled under applicable state law, our Certificate of Incorporation and Bylaws, and any agreement with us. Mr. Karatz is a named insured under our D&O insurance policies and we agreed in the Tolling Agreement to use our best efforts to ensure that he would be covered under any renewals or replacements of those policies.

Change in Control Arrangements
   We have a Change in Control Plan in which 13 senior executives currently participate, including Messrs. Mezger, Cecere, and Hollinger. The plan is designed to encourage the retention of senior executives in the event of a change in control. The plan provides that if there is a change in control, as defined in the plan, and a participating executive is terminated within a specified period after such change, other than for cause or disability, or if the executive voluntarily terminates his or her employment for good reason, the terminated executive will be entitled to receive an amount equal to one or two years’ average salary and cash incentive bonus, depending on the executive.
   Under the KB Home 1988 Employee Stock Plan, the KB Home Performance-Based Incentive Plan for Senior Management, the KB Home 1998 Stock Incentive Plan, the KB Home 2001 Stock Incentive Plan and the Amended and Restated KB Home 1999 Incentive Plan, all outstanding stock options will become fully exercisable and all restrictions on outstanding shares of restricted Common Stock or other awards shall lapse upon a “change of ownership.” A “change of ownership” will be deemed to occur if: (1) current members of the Board of Directors or other directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of our voting securities or in connection with an election contest) cease to represent a majority of the Board; or (2) the Board determines that a change of ownership has occurred.
   The KB Home Unit Performance Program, which is administered under our employee equity compensation plans, provides that upon a change of ownership, as defined in the program documents, each outstanding Performance Unit will be paid in cash at the target level.
   The KB Home Non-Employee Directors Stock Plan provides that upon a change in control, as defined in the plan, all Stock Units will be paid in cash or shares of Common Stock, in accordance with the prior election made by each participating Director. The KB Home Directors’ Legacy Program provides that upon a change of ownership, as defined in the program documents, all participating Directors shall become immediately vested under the program, and we shall create an irrevocable trust into which we shall transfer sufficient assets (including the Directors’ life insurance policies) to make the designated charitable contributions for the participating Directors.
   We also maintain a non-qualified Executive Deferred Compensation Plan. From 1985 to 1992, pursuant to the plan, certain executives deferred receipt of a certain amount of pretax income, plus a Company matching contribution, until retirement, termination or certain other events, including a change in control. No new contributions to the Executive Deferred Compensation Plan may be made, but we continue to pay interest on prior contributions still held in the plan.
   Under the KB Home Non-Qualified Deferred Compensation Plan, implemented in 2001, in the event of a change of control, as defined in the plan, participating executives, including Messrs. Mezger, Freed and Hollinger, become immediately vested in matching and other contributions we may make to their respective accounts under the plan unless we determine that payment of any part of such vested amounts would not be deductible under federal income tax rules. During his service as our Chairman and Chief Executive Officer, Mr. Karatz participated in the plan.
   Under the KB Home Retirement Plan, which is described in more detail below under the heading

“Retirement Plan”, participants become fully vested in their Retirement Plan benefits, and may elect a lump sum distribution of Retirement Plan benefits, in the event of a change in control, as defined in the plan.
   We also maintain the KB Home Death Benefit Only Plan (the “DBO Plan”), which is described in more detail below under the heading “Death Benefit Only Plan.” Participants become fully vested in their DBO Plan benefits and, as described more fully below, will receive a distribution of the insurance policy on their life in cash in the event of a change in control, as defined in the plan.
Retirement Plan
   We adopted the KB Home Retirement Plan in 2002. The Retirement Plan provides certain supplemental retirement benefits to selected executives. Currently, 27 executives, including Messrs. Mezger, Cecere, Freed and Hollinger, participate in the Retirement Plan. During his service as our Chairman and Chief Executive Officer, Mr. Karatz participated in the plan. We establish an “annual benefit amount” for each participant in the Retirement Plan. A participant becomes entitled to benefits under the Retirement Plan only if the participant releases us from any and all claims that he or she may then have against us and only if the participant’s termination of employment with us occurs either (1) on or after the fifth anniversary of the date the participant commenced participation in the Retirement Plan, or (2) before that date, due to the participant’s death or disability. A participant is eligible for a reduced level of benefits if we terminate the participant’s employment without cause after the fourth, but before the fifth, anniversary of the date the participant commenced participation in the Retirement Plan.
   If a participant becomes entitled to Retirement Plan benefits, we will pay the participant a series of installment payments over a period of 20 years commencing following the later of (1) the participant’s attainment of age 55, (2) the tenth anniversary of the date the participant commenced participation in the Retirement Plan or (3) the termination of the participant’s employment with us. The annual benefit to be paid to a participant who is entitled to Retirement Plan benefits (to be paid each year over the twenty-year payment period) equals the “annual benefit amount” we determine for that participant. In February 2006, the Management Development and Compensation Committee of the Board of Directors approved the incorporation of a cost-of-living adjustment (“COLA”) to the base benefit amounts. The 2006 COLA was 3%. The rate of COLA adjustment will be reviewed by the Management Development and Compensation Committee annually. Messrs. Mezger, Freed, Cecere and Hollinger commenced participation in the Retirement Plan as of July 11, 2002 and their annual benefit amounts upon retirement are $463,000, $103,000, $103,000 and $103,000, respectively. We may elect to pay a participant the actuarial equivalent of his or her benefits in a lump sum payment as opposed to installments over twenty years. At the time of Mr. Karatz’s termination of service, his annual benefit amount under the Retirement Plan was $824,000. However, Mr. Karatz’s rights to this amount are reserved under the Tolling Agreement described on page 42 above. Mr. Karatz’s participation in the Retirement Plan commenced as of July 11, 2002.
Death Benefit Only Plan
   In 2001, we implemented the DBO Plan. The Plan currently covers 52 executives. The beneficiary of a DBO Plan participant is entitled to benefits if the participant either (1) dies while actively employed by us or an affiliate or (2) dies after completing 10 years of service with us or an affiliate, including at least 5 consecutive years of service while a DBO Plan participant. Each participant is provided a net after-tax benefit from $500,000 to $1 million. The net after-tax death benefit of each of Messrs. Karatz, Mezger, Freed, Cecere and Hollinger is $1 million.
   We have purchased life insurance policies on the lives of the participants in the DBO Plan. In the event of a change in control, we will pay to the insurance company, on behalf of each participant, an amount large enough so that, after the payment, the policy is “fully paid up.” For this purpose, the term “fully paid up” means that, after the payment described in the preceding sentence is paid as a premium to the insurer, the value of the policy is such that the policy is projected (based on assumptions set forth in the DBO Plan) to be able to pay at least the basic benefit applicable to the participant if the participant dies at any time after the change in control and prior to age 100. The policy will then be transferred to the participant along with a cash payment large enough to pay any federal, state or local income or payroll taxes (including excise taxes, such as the excise tax under Section 4999 of the Internal Revenue Code, if applicable) attributable to the distribution of the policy and the cash payment.
   As of October 2004, new eligible executives are provided with a $750,000 death benefit under our group term life insurance policy instead of participating in the DBO Plan. Mr. Masuda has been provided with this $750,000 death benefit.

Executive Compensation

Summary Compensation Table
   The following Summary Compensation Table sets forth the total compensation earned by each of the Named Executive Officers for the fiscal years ended November 30, 2006, 2005 and 2004.

					Long-Term Compensation

					Awards Payouts
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	LTIP	All Other
	Fiscal		Bonus	Compensation	Stock	Options/	Payouts	Compensation
Name and Position	Year	Salary($)	($)(a)	($)(b)	Awards($)(a)	SARs(#)	($)(c)	($)(d)

Jeffrey T. Mezger
President and Chief	2006	$568,750	$2,500,000	$80,357	$2,000,000	–	$746,250	$15,700
Executive Officer	2005	498,333	2,500,000	–	7,212,531	75,000	2,519,442	29,900
	2004	478,333	2,000,000	–	3,524,962	200,000	2,761,071	28,800

Robert Freed
Senior Vice President,	2006	389,167	2,000,000	50,716	1,233,359	–	375,000	10,850
Investment Strategy	2005	266,667	1,250,000	–	1,772,264	8,000	1,007,808	16,175
	2004	229,167	1,250,000	–	1,107,985	25,000	1,380,426	13,800

Domenico Cecere
Executive Vice	2006	548,333	750,000	–	570,000	–	525,000	13,200
President and Chief	2005	529,167	750,000	–	576,731	6,000	1,763,585	12,600
Financial Officer	2004	518,333	750,000	–	236,500	20,000	1,932,728	11,700

William R. Hollinger
Senior Vice President	2006	312,633	750,000	–	37,500	–	375,000	18,571
and Chief Accounting	2005	285,683	716,500	–	160,700	6,000	1,007,808	16,844
Officer	2004	274,717	750,000	–	91,800	24,000	1,104,494	16,536

Kelly Masuda
Senior Vice President	2006	287,604	625,000	–	–	–	37,500	9,384
and Treasurer	2005	273,646	412,500	–	128,560	5,000	–	688
	2004	258,021	258,750	–	38,250	20,000	–	8,409

Bruce Karatz
Former Chairman	2006	1,185,417	–	629,089	–	–	–	103,975
and Chief	2005	1,091,667	5,000,000	296,077	27,913,496	250,000	3,527,250	102,401
Executive Officer	2004	1,000,000	5,000,000	165,263	14,045,340	560,000	3,865,455	101,528

(a)	The Bonus reported as annual compensation for each of Messrs. Mezger, Freed, Cecere, Hollinger and Masuda in the 2006 fiscal year is the cash portion of their respective annual incentive bonuses. The Restricted Stock Award dollar amounts reported for each of Messrs. Mezger, Freed, Cecere and Hollinger in the 2006 fiscal year reflect the amount of their annual incentive awards over the cash limits established for them. The number of shares of restricted stock has not yet been determined due to the review of our stock option grant practices in the 2006 fiscal year. When granted, the number of shares of restricted stock will be determined by reference to the closing price of our Common Stock on the New York Stock Exchange on the date of grant.

(b)	The Named Executive Officers receive certain personal benefits, including financial planning and tax preparation services, an automobile and gasoline allowance and automobile insurance reimbursement. However, in accordance with Securities and Exchange Commission rules, personal benefits for each Named Executive Officer in the 2006 fiscal year totaling less than $50,000 in aggregate incremental cost to us have been omitted, except as discussed in this footnote. The amount reported for Mr. Mezger for our 2006 fiscal year includes financial planning and tax preparation services and an automobile and gasoline allowance. It also includes $62,255, representing an allocated portion of overall flight costs attributable to his spouse’s joining him on business trips he took using Company-owned aircraft. We encouraged his spouse to join him on the trips, these trips were not personal, and we did not incur any incremental cost to have Mr. Mezger’s spouse join him on such trips. The amount reported for Mr. Freed includes an automobile allowance and $38,716 related to his spouse’s joining him on business trips Mr. Freed took on Company-owned aircraft. The amount reported for Mr. Karatz for the 2006 fiscal year includes financial planning and tax preparation services, an automobile and gasoline allowance, tickets to sporting events, personal gifts, personal meal and lodging expenses and club membership fees. It also includes $558,009 related to his personal use of Company-owned aircraft.

(c)	Payouts for our 2006 and 2005 fiscal years to all participants under our long-term incentive program, the Unit Performance Program, were paid in cash.

(d)	These amounts represent our aggregate contributions to our 401(k) Savings Plan, Supplemental Nonqualified Deferred Compensation Plan and the amount of interest earned on the Executive Deferred Compensation Plan at a rate in excess of 120% of the applicable federal rate. In the 2006 fiscal year, the Named Executive Officers accrued the following respective amounts under such plans: Mr. Mezger $13,200, $2,500 and $0; Mr. Freed $9,500, $1,350 and $0; Mr. Cecere $13,200, $0 and $0; Mr. Hollinger $13,200, $5,371 and $0; Mr. Masuda $9,384, $0 and $0; and Mr. Karatz $13,200, $57,925 and $32,850.
Option/SAR Grants in Last Fiscal Year
   There were no grants of stock options or stock appreciation rights made to any of our Named Executive Officers during our 2006 fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Value

			Number of Unexercised		Value of Unexercised
			Options Held at Fiscal		In-the-Money Options at
	Shares		Year End(#)		Fiscal Year End($)(a)
	Acquired on	Value
Name	Exercise(#)	Realized($)(a)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey T. Mezger	–	$–	1,428,940	116,666	$41,255,895	$895,991
Robert Freed	–	–	55,066	13,666	1,039,756	111,996
Domenico Cecere	–	–	240,134	10,666	6,072,893	89,591
William R. Hollinger	–	–	164,058	12,000	4,017,253	107,520
Kelly Masuda	–	–	35,001	9,999	593,609	89,591
Bruce Karatz(b)	–	–	2,658,120	353,332	73,174,491	2,508,791

(a)	Represents the difference between the $51.69 closing price of our Common Stock on November 30, 2006 on the New York Stock Exchange and the exercise price of the options.

(b)	Pursuant to a Tolling Agreement between us and Mr. Karatz, as described on page 42 above, both parties have reserved all rights under Mr. Karatz’s Employment Agreement and under our stock option, restricted stock, retirement or other benefit plans to which Mr. Karatz was a party or was subject. As of the date of this Proxy Statement, the Tolling Agreement remains in effect and no resolution has been reached as to the matters reserved under its terms. Accordingly, no agreement or determination has been made on the nature and extent of Mr. Karatz’s rights in the outstanding stock options granted to him. We have made no severance or other payments to Mr. Karatz with respect to the matters reserved. In addition, pursuant to a Stipulation and Order Preserving the Status Quo entered in January 2007 in a shareholder derivative litigation matter pending in California state court, Mr. Karatz may not exercise any of his stock options, vested or unvested, at any price, until March 31, 2007. However, the expiration or earlier termination of the Stipulation and Order will not entitle Mr. Karatz to exercise any of his stock options, as any such exercise will remain subject to resolution of the matters reserved under the Tolling Agreement.

Long-Term Incentive Plans – Awards in Last Fiscal Year
   The following table provides information on long-term incentive awards granted in the 2006 fiscal year to the Named Executive Officers under the Unit Performance Program. Please also see the “Management Development and Compensation Committee Report on Executive Compensation” on pages 37-40 above for more information on the Unit Performance Program. Pursuant to a Tolling Agreement between us and Mr. Karatz, as described on page 42 above, Mr. Karatz’s eligibility for any payout on performance units granted to him during his service as our Chairman and Chief Executive Officer is reserved and no determination or agreement regarding such eligibility has been reached.

			Estimated Future Payout
			in Shares of Common Stock
	Number of
	Performance	Performance	Threshold	Target	Maximum
Name	Units(#)(a)	Period	($)(b)	($)	($)

Jeffrey T. Mezger	1,000	12/1/05 – 11/30/08	$500,000	$1,000,000	$2,000,000
Robert Freed	325	12/1/05 – 11/30/08	162,500	325,000	650,000
Domenico Cecere	300	12/1/05 – 11/30/08	150,000	300,000	600,000
William R. Hollinger	300	12/1/05 – 11/30/08	150,000	300,000	600,000
Kelly Masuda	100	12/1/05 – 11/30/08	50,000	100,000	200,000

(a)	At the beginning of our 2006 fiscal year, we awarded Performance Units under the Unit Performance Program for the fiscal 2006-2008 performance period. Each Performance Unit represents the opportunity to receive an award payable in cash or in shares of our Common Stock. The dollar value or actual number of shares awarded at the end of the performance period will depend upon our cumulative earnings per share, or EPS, and average pretax return on investment, or PROI, during the performance period. The target dollar value or number of shares will be awarded if a specified, targeted cumulative EPS and average PROI are achieved for the period. The threshold dollar value or number of shares, equal to 50% of the target number, will be awarded if a specified minimum cumulative EPS and average PROI are achieved for the period. Achievement of either the specified minimum cumulative EPS or average PROI, but not both, would result in a smaller payout than the threshold dollar value or number of shares. The maximum dollar value or number of shares, equal to 200% of the target number, will be awarded if the specified maximum cumulative EPS and average PROI for the period are achieved or exceeded. If paid out in shares, the number of shares awarded at the end of the performance period will depend on the market value of our Common Stock at that time.

(b)	No award will be made upon the vesting of a Performance Unit if neither the specified minimum cumulative EPS nor the specified minimum average PROI is achieved for the 2006-2008 performance period.

Equity Compensation Plan Information
   The following table provides information as of November 30, 2006 with respect to shares of our Common Stock that may be issued under our existing compensation plans:

Number of Common
	Number of		Shares Remaining
	Common Shares		Available for Future
	to be Issued		Issuance Under Equity
	Upon Exercise of	Weighted-average	Compensation Plans
	Outstanding	Exercise Price of	(excluding common
	Options, Warrants	Outstanding Options,	shares reflected in
	and Rights	Warrants and Rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	7,982,877	$28.45	3,906,459
Equity compensation plans not approved by stockholders(1)	371,399	34.23	566,061

Total	8,354,276	$28.71	4,472,520

(1)	Represents the Non-Employee Directors Stock Plan. The Non-Employee Directors Stock Plan is described above under the heading “Director Compensation” on pages 11-12.

Audit and Compliance Committee Report

    The Audit and Compliance Committee of the Board of Directors acts under a written Audit and Compliance Committee Charter. The Charter was first adopted in 1999, and was amended and restated in October 2005.
   The Audit and Compliance Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the Company’s financial reporting process and practices, and its internal control over financial reporting. Management is primarily responsible for the Company’s financial statements, the reporting process and assurance for the adequacy of the internal control over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting, and for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles used in the United States and the adequacy of the Company’s internal control over financial reporting.
   In this context, the Audit and Compliance Committee has reviewed and discussed with management and Ernst & Young LLP the Company’s audited financial statements. The Audit and Compliance Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit and Compliance Committee has received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.
   The Audit and Compliance Committee has also reviewed management’s fiscal year 2006 documentation, testing and evaluation of the adequacy of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations, and has been apprised by both management and Ernst & Young LLP on management’s processes and activities in this regard. Following the conclusion of fiscal year 2006, management reviewed with the Audit and Compliance Committee its report on the effectiveness of the Company’s internal control over financial reporting. The Audit and Compliance Committee also received a report from Ernst & Young LLP on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.
   In reliance on the reviews, reports and discussions referred to above, the Audit and Compliance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006, for filing with the Securities and Exchange Commission.
   This report is respectfully submitted by the members of the Audit and Compliance Committee:
Mr. Michael G. McCaffery, Chairman
Mr. Ronald W. Burkle
Mr. Timothy W. Finchem
Ms. Melissa Lora
Mr. Luis G. Nogales

Independent Auditor Fees and Services

Auditor Fees in 2006 and 2005
   The firm of Ernst & Young LLP served as our principal independent registered public accounting firm for our 2006 and 2005 fiscal years. We paid Ernst & Young LLP the following fees in our 2006 and 2005 fiscal years.

	Fiscal Year Ended
	(in thousands)

	2006	2005

Audit Fees	$1,523	$1,644
Audit-related Fees	674	34
Tax Fees	50	43
All Other Fees	–	–

Total Fees	$2,247	$1,721

     Audit fees include statutory audits of our French subsidiary, Kaufman & Broad S.A., which is publicly traded on Euronext Paris, audits of our mortgage banking subsidiary and audit services performed in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees for the Kaufman & Broad S.A. statutory audits totaled $620,000 in fiscal 2006 and $689,000 in fiscal 2005.
     Audit-related services include fees for 401(k) or employee benefit plan audits and accounting consultations. In fiscal 2006, audit-related fees included fees related to the internal review of our past stock option grant practices by a Subcommittee of the Audit and Compliance Committee of the Board of Directors in conjunction with independent legal counsel, as noted on page 9 above and further described in our Annual Report on Form 10-K for the fiscal year ended November 30, 2006. Fiscal 2006 audit-related fees also included fees related to our Annual Report on Form 10-K for the fiscal year ended 2006 to adjust certain non-cash compensation expense charges.
     Tax fees include fees for review of our federal income tax return, as well as several state income tax returns.
Auditor Fees Pre-approval Policy
   In 2003, the Audit and Compliance Committee approved a policy concerning the pre-approval of audit and permitted non-audit services to be provided by the principal independent registered public accounting firm. The policy requires that the Audit and Compliance Committee pre-approve all services Ernst & Young LLP provides to us, including audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full Audit and Compliance Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chair of the Audit and Compliance Committee has the delegated authority from the Audit and Compliance Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.
     The Audit and Compliance Committee approved all audit and permitted non-audit services provided by Ernst & Young LLP during our 2006 fiscal year.

Other Matters

Certain Relationships and Related Party Transactions
   Matthew Karatz, a director of land acquisition and planning for our Greater Los Angeles division, is the son of Bruce Karatz, our former Chairman and Chief Executive Officer. In our 2006 fiscal year, Matthew Karatz earned $184,535, comprised of salary, bonus and an automobile and gas allowance. Robert Karatz, who manages real estate broker relations for our Inland Valley division, is the brother of Bruce Karatz. In our 2006 fiscal year, Robert Karatz earned $110,982, comprised of professional services fees, incentive pay and an automobile and gas allowance. Both Matthew Karatz and Robert Karatz have been employed by us since 2002. Lance Freed, the son of Robert Freed, Senior Vice President, served as a Land Acquisition Analyst for the first half of our 2006 fiscal year and as a Land Associate for the second half of our 2006 fiscal year for our Central Valley Division. In our 2006 fiscal year, Lance Freed earned $61,597, comprised of salary, bonus and an automobile allowance. Lance Freed resigned in January 2007.
Section 16(a) Beneficial Ownership Reporting Compliance
   Based upon our review of Forms 3, 4 and 5 and any amendments thereto furnished to us in compliance with Section 16 of the Securities Exchange Act of 1934, as amended, all such Forms were filed on a timely basis by our reporting persons during fiscal year 2006.
Financial Statements
   Our audited consolidated financial statements and notes thereto, including selected financial information and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended November 30, 2006, are included on pages 25 through 88 of our Annual Report on Form 10-K for that period. The Form 10-K was mailed to stockholders on March 5, 2007. The financial statements, the report of the independent auditors thereon, selected financial information, and management’s discussion and analysis of financial condition and results of operations in the Form 10-K are incorporated by reference herein. Additional copies of the Form 10-K are available without charge upon request to the Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024. Exhibits to the Form 10-K will be provided upon request and payment of copying charges. You may also view and download copies of the 2006 Annual Report on Form 10-K from our website at: http://www.kbhome.com/ investor.
Other Business
   The Board of Directors knows of no business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, shares represented by valid proxies will be voted on such matters in accordance with the best judgment of the persons named as proxies on the Proxy Cards for the Annual Meeting, or their duly authorized designees.

Stockholder Proposals for 2008 Annual Meeting
   For inclusion in the Proxy Statement and form of proxy for our 2008 Annual Meeting of Stockholders, we must receive no later than November 5, 2007 any proposal of a stockholder intended to be presented at that meeting. Further, management proxies for our 2008 Annual Meeting will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal on or prior to January 19, 2008.
By Order of the Board of Directors,
/s/ William A. Richelieu
William A. Richelieu
Assistant Corporate Secretary
Los Angeles, California
March 5, 2007